Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NorthEast Community Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	1,369,771	$12.61	$17,272,812.31	0.0000927	$1,601.19
Total Offering Amounts					$17,272,812.31		$1,601.19
Total Fee Offsets							$0.00
Net Fee Due							$1,601.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock as may be issuable under the NorthEast Community Bancorp, Inc. 2022 Equity Incentive Plan (the “Plan”) to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.
(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $12.61 per share represents the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq Capital Market on September 26, 2022.